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EXHIBIT 24.2

PROTECTIVE LIFE INSURANCE COMPANY
2801 Highway 280 South
Birmingham, Alabama 35223

        KNOW ALL MEN BY THESE PRESENTS that Steven G. Walker, Vice President, Controller and Chief Accounting Officer of Protective Life Insurance Company, a Tennessee corporation (the "Company"), hereby constitutes and appoints John D. Johns, Steve Callaway, Jerry W. DeFoor, Judy Wilson and Barrie Stokes, and each of them, his true and lawful agents and attorneys-in-fact with full power and authority in said agents and attorneys-in-fact, and any one or more of them, to sign for him and in his name as an Officer of the Company (both in such capacity and in capacities necessary for the execution of documents in his name on behalf of the Company), Pre-Effective Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-100944), to be filed by the Company with the Securities and Exchange Commission, Washington, D.C. under the Securities Act of 1933, as amended, any subsequent Registration Statements which may be filed under Rule 462(b) and any amendment or amendments (including post effective amendments) to such Registration Statements, relating to senior secured notes (the "Notes") to be issued by newly formed Delaware statutory and common law trusts (the "Trusts") and offered to the public, and the funding agreements to be issued by the Company and sold to the Trusts in connection with the sale of the Notes, and the undersigned hereby ratify and confirm all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.

Dated: As of November 7, 2003

Signature	Title
/s/ STEVEN G. WALKER Steven G. Walker	Vice President, Controller and Chief Accounting Officer

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  EXHIBIT 24.2
PROTECTIVE LIFE INSURANCE COMPANY 2801 Highway 280 South Birmingham, Alabama 35223